Exhibit 99.1

CARMIKE REPORTS DEBT REDUCTION PROGRESS

- Repays $10 Million of Debt and Suspends Quarterly Dividend Payments -

COLUMBUS, GA – September 30, 2008 – Carmike Cinemas, Inc. (Nasdaq: CKEC) today announced it has made a voluntary $10 million pre-payment to reduce its bank debt. During the trailing twelve months, the Company has made approximately $33 million of payments against its outstanding debt. The Company continues to focus on operating performance improvements and selling surplus property in order to deleverage its balance sheet.

In light of the continuing challenging conditions in the credit markets and the wider economy, the Company’s Board of Directors has suspended Carmike’s quarterly dividend. Over the past four quarters Carmike’s dividend payments amounted to approximately $9 million. Going forward the Company plans to allocate its capital primarily to reducing its overall leverage.

Reflecting the $10 million payment, Carmike’s bank debt at September 30, 2008 declined to approximately $285 million compared to $295 million and $302 million at June 30, 2008 and December 31, 2007, respectively. Reflecting the anticipated 2008 third quarter operating results and recent debt reduction payments, the Company remains in compliance with all credit facility covenants at September 30, 2008.

Michael W. Patrick, Chief Executive Officer of Carmike, commented, “Given current economic and capital market uncertainties, our Board has determined that the most prudent use of our free cash flow at this time is in deleveraging our balance sheet. Debt reduction will further reduce interest expense and support our goal of creating long-term shareholder value.

“In addition to our focus on debt reduction as an avenue to enhance shareholder value, as the industry’s leader in digital cinema and 3-D, we are well positioned to benefit from the growing slate of upcoming 3-D film releases. 3-D has already demonstrated its ability to stimulate higher attendance, per patron revenue and margins. Importantly, we believe the films being produced in 3-D, which are predominantly in the family, action or animated genres, are ideally suited for our markets. While our digital and 3-D readiness has delivered initial financial benefits in 2008, we look forward to an increasingly active 3-D release schedule, with a growing slate of titles and the release schedule accelerating in the second half of 2009 and beyond. With an industry-leading base of 428 3-D screens, Carmike is uniquely positioned to benefit from the 3-D trend.”

About Carmike Cinemas

Carmike Cinemas, Inc. is a U.S. leader in digital cinema and 3-D cinema deployments and one of the nation’s largest motion picture exhibitors. As of June 30, 2008, Carmike had 257 theatres and 2,308 screens in 36 states. Carmike’s digital cinema footprint reaches 2,170 screens, of which 428 are also equipped with 3-D capability. Carmike’s focus for its theatre locations is small to mid-sized communities with populations of fewer than 100,000.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this press release include our expectations regarding digital cinema opportunities, box office performance and our strategies and operating goals, including our operating performance improvement plan and plans regarding reducing our leverage. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to:

•	our ability to comply with covenants contained in our senior secured credit agreement;

•	our ability to operate at expected levels of cash flow;

•	the availability of suitable motion pictures for exhibition in our markets;

•	competition in our markets;

•	competition with other forms of entertainment;

•	identified weaknesses in internal control over financial reporting;

•	the effect of our leverage on our financial condition; and

•	other factors, including the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2007 under the caption “Risk Factors.”

We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Contact:

Joseph Jaffoni or Robert Rinderman
Jaffoni & Collins – Investor Relations	Richard Hare
212/835-8500	Chief Financial Officer
ckec@jcir.com	706/576-3416

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